Exhibit 99
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FOR IMMEDIATE RELEASE

Media Contact Sharon Rothwell Vice President — Corporate Affairs 313.792.6028 Sharon_Rothwell@MascoHQ.com	Investor Contact Maria Duey Vice President — Investor Relations 313.792.5500 Maria_Duey@MascoHQ.com
MASCO IMPLEMENTS PREVIOUSLY ANNOUNCED LEADERSHIP CHANGES
TAYLOR, Mich., (November 29, 2007) — Masco Corporation (NYSE: MAS), announced that
Alan H. Barry, 64, will step down as President and Chief Operating Officer effective November 30, 2007 in connection with his previously announced retirement from the Company. The Company also announced that Chief Executive Officer, Timothy Wadhams, 59, will assume the additional title of President, and Donald J. DeMarie, Jr., 45, Executive Vice President, will serve as Chief Operating Officer.
Mr. Barry, who first joined Masco in 1972 as a controller in one of the Company’s operating divisions, rose through the ranks to eventually lead corporate-wide global operations. Richard Manoogian, Executive Chairman stated: “We have been fortunate, for over 35 years, to have the benefit of Alan’s vision, operational skills and total dedication to Masco. He has spearheaded much of Masco’s strategic direction in recent years and has made significant contributions to our growth and success. He has been the driver of our emphasis on developing new innovative products, and we will benefit from his efforts for years to come.”
Timothy Wadhams added, “Masco’s leadership transition during the past year has been seamless, in large part, due to Alan’s guidance and insight. He has had a close working relationship with Donny DeMarie for over 12 years, and Alan’s coaching and mentoring have helped position Donny for his new responsibilities. Donny and I are both grateful to Alan for his commitment to our personal development. His leadership in implementing Masco’s strategic focus on rationalizing our portfolio of operating divisions, streamlining our operations, reducing costs, developing growth strategies and increasing profits and returns to generate greater value for our shareholders is greatly appreciated.”
Headquartered in Taylor, Mich., Masco Corporation (NYSE: MAS) is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.
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